Exhibit 4.3.4
THIRD AMENDMENT
THIS THIRD AMENDMENT, dated as of December 14, 2010 (this “Amendment”), is to the Third Amended and Restated Credit Agreement (as heretofore amended, the “Credit Agreement”) dated as of October 30, 2008 among PENSKE AUTOMOTIVE GROUP, INC. (the “Company”), various financial institutions (the “Lenders”) and MERCEDES-BENZ FINANCIAL SERVICES USA LLC (formerly DCFS USA LLC), as agent for the Lenders (the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as defined in the Credit Agreement.
WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
SECTION 1 AMENDMENT. Effective on the Amendment Effective Date (defined below), the definition of “Floor Plan Financing” in Section 1.1 of the Credit Agreement shall be amended and restated to read in its entirety as follows:
Floor Plan Financing means a financing undertaken by the Company or any Subsidiary (a) all of the proceeds of which are (i) used to purchase Motor Vehicles to be sold in the ordinary course of business by the Company and its Subsidiaries, (ii) relating to funds expended by the Company or such Subsidiary initially to acquire such Motor Vehicles or (iii) used to refinance any financing within the scope of clause (a)(i) or (ii) above or (b) pursuant to a borrowing base line of credit secured by Used Motor Vehicles owned by the Company and its Subsidiaries.
SECTION 2 REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Agent and the Lenders that: (a) the representations and warranties made in Section 8 of the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent relating solely to an earlier date, in which case they were true and correct as of such earlier date); (b) no Event of Default or Unmatured Event of Default exists or will result from the execution of this Amendment; (c) no event or circumstance has occurred since the Effective Date that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; (d) the execution and delivery by the Company of this Amendment and the performance by the Company of its obligations under the Credit Agreement as amended hereby (as so amended, the “Amended Credit Agreement”) (i) are within the corporate powers of the Company, (ii) have been duly authorized by all necessary corporate action, (iii) have received all necessary approval from any governmental authority and (iv) do not and will not contravene or conflict with any provision of any law, rule or regulation or any order, decree, judgment or award which is binding on the Company or any of its Subsidiaries or of any provision of the certificate of incorporation or bylaws or other organizational documents of the Company or of any agreement, indenture, instrument or other document which is binding on the Company or any of its Subsidiaries; and (e) the Amended Credit Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 3 CONDITIONS TO EFFECTIVENESS. The amendment set forth in Section 1 above shall become effective as of the date (the “Amendment Effective Date”) when the following conditions precedent have been satisfied, each in form and substance satisfactory to the Agent:
3.1 Amendment. The Agent shall have received a counterpart of this Amendment executed by the Company and the Required Lenders (or, in the case of any party other than the Company from which the Agent has not received a counterpart hereof, facsimile confirmation of the execution of a counterpart hereof by such party).
3.2 Reaffirmation. The Agent shall have received a counterpart of the Reaffirmation of Loan Documents, in form and substance satisfactory to the Agent, executed by each Loan Party other than the Company.
3.3 Other Documents. Such other documents as the Agent or any Lender may reasonably request.
SECTION 4 MISCELLANEOUS.
4.1 Continuing Effectiveness, etc. As hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. All references in the Credit Agreement, the Notes, each other Loan Document and any similar document to the “Credit Agreement” or similar terms shall refer to the Amended Credit Agreement.
4.2 Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.
4.3 Expenses. The Company agrees to pay the reasonable costs and expenses of the Agent (including reasonable fees and disbursements of counsel, including, without duplication, the allocable costs of internal legal services and all disbursements of internal legal counsel) in connection with the preparation, execution and delivery of this Amendment.
4.4 Severability of Provisions. In the event that any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
4.5 Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

4.6 Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be wholly performed within the State of New York.
4.7 Successors and Assigns. This Amendment shall be binding upon the Company, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent.
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Delivered as of the day and year first above written.

PENSKE AUTOMOTIVE GROUP, INC.
By:	/s/ Robert O’Shaughnessy
Title: EVP & CFO

MERCEDES-BENZ FINANCIAL SERVICES USA LLC, as Agent, as Issuing Lender and as a Lender
By:	/s/ Michele Nowak
Title: Credit Director National Accounts

TOYOTA MOTOR CREDIT CORPORATION, as a Lender
By:	/s/ Anna Lee
Title: National Dealer Credit Manager